FOR MORE INFORMATION:	Company Contact:
Jacqueline Lemke
Interim President & CEO and CFO
Phone: 765.497.5829
jlemke@BASinc.com

Agency Contact:
Neil Berkman
Berkman Associates
Phone: 310.477.3118
info@berkmanassociates.com

BASi Returns To Profitability Before Restructuring Charges

For The Third Quarter Of Fiscal 2012

WEST LAFAYETTE, Indiana -- August 14, 2012 -- Bioanalytical Systems, Inc. (NASDAQ: BASI) today announced financial results for the third quarter and first nine months of fiscal 2012, highlighted by a return to operating profitability before restructuring charges for the third quarter.

"The benefits of the restructuring program we announced just a few months ago are clearly evident in our third quarter financial performance. As anticipated, revenue decreased compared to last year's third quarter but increased sequentially compared to the second quarter. The company delivered earnings before interest taxes depreciation amortization, restructuring and non-cash compensation expenses (EBITDAR) of $716,000 for this year's third quarter, as compared to a negative EBITDAR of $1,021,000 for the 2012 second quarter and a negative EBITDAR of $704,000 for the first quarter of fiscal 2012," said Interim President & CEO and CFO Jacqueline Lemke.

"We completed our downsizing at the end of July, including all planned headcount reductions and the consolidation of our Oregon lab into our West Lafayette facility. We are now in the process of closing our UK lab. This closure will be substantially complete by the end of this month. This streamlining has permanently reduced our costs and improved capacity utilization while allowing us to continue providing the high quality services and instruments our clients expect from BASi. We are on track to deliver at least $4.5 million of annual operating cost reductions once our restructuring is fully implemented.

"The decrease in this year's third quarter revenue compared to the third quarter of fiscal 2011 was primarily due to lower toxicology services revenue, as well as the run-off of bioanalytical projects in the UK that were not replaced due to the closure of this facility. Encouragingly, pharmacological and discovery services and instrument sales for this year's third quarter returned to the higher levels reported in the first quarter. While we expect fourth quarter revenue to be about equal to this year's third quarter, despite the absence of revenue from the UK facility, EBITDAR should increase sequentially in the fourth quarter versus the third as our costs continue to fall. We also are evaluating options to refinance the current mortgage debt on our balance sheet prior to its maturity in November.

"BASi has provided drug development and discovery services to the pharmaceutical industry for more than 35 years. We have a superb and dedicated technical staff, world-class laboratory facilities, and we enjoy an outstanding reputation for the quality of our services and proprietary test instruments. We are in the midst of a fundamental restructuring that has reduced the company's cost structure, instilled fiscal discipline, and aligned our business development and operating goals. With these critical building blocks in place, I believe we can steadily improve the company's operating performance and restore revenue growth, and I am committed to making this happen," Ms. Lemke said.

Third Quarter Results

For the three months ended June 30, 2012, revenue decreased to $7,186,000 compared to $8,478,000 for the third quarter of fiscal 2011, but increased sequentially compared to $6,966,000 for the second quarter of the current fiscal year.

Gross margin for this year's third quarter was 28.7% compared to 32.4% for the third quarter of fiscal 2011, but increased sequentially compared to gross margin of 16.4% for the second quarter of fiscal 2012.

Operating expenses decreased to $1,976,000 for the third quarter of fiscal 2012 compared to $2,264,000 for last year's third quarter, and to $2,784,000 for the second quarter of fiscal 2012.

EBITDAR for this year's third quarter was $716,000. This compares to EBITDAR for last year's third quarter of $1,061,000, and to a negative EBITDAR for the second quarter of the current fiscal year of $1,021,000. The company recorded restructuring charges for the three months ended June 30, 2012 of $623,000 and for the three months ended March 31, 2012 of $64,000.

The GAAP net loss for this year's third quarter was $0.10 per share, which included the restructuring costs mentioned above. For the prior year’s third quarter, accounting for the value of the warrants and preferred stock issued in a public offering in May 2011 resulted in a deemed dividend to preferred stockholders, which was deducted from net earnings to compute GAAP earnings per share. This resulted in a GAAP loss per share of $0.65 for last year's third quarter. For the second quarter of fiscal 2012, GAAP net loss was $0.27 per share.

Nine Month Results

For the nine months ended June 30, 2012, revenue decreased to $21,668,000 from $24,991,000 for the first nine months of fiscal 2011. EBITDAR for the first nine months of fiscal 2012 was a negative $1,009,000. This compares to EBITDAR for the first nine months of fiscal 2011 of $3,381,000. The company recorded restructuring charges for the nine months ended June 30, 2012 of $687,000.

The GAAP net loss per share for the nine months ended June 30, 2012 was $0.58 per share. After accounting for the preferred dividend, the net loss for last year's first nine months was $0.58 per share.

Balance Sheet Highlights

At June 30, 2012, BASi reported cash and cash equivalents of $409,000, total long-term obligations of $1,062,000, and shareholders' equity of $11,751,000, or $1.66 per outstanding share. Current liabilities at June 30, 2012 included mortgage debt of $6,007,000 that matures in November 2012. The Company intends to refinance this amount in lieu of making balloon payments for the remaining principal balances. At September 30, 2011, cash and cash equivalents were $2,963,000, total long-term obligations were $6,913,000, and shareholders' equity was $15,586,000, or $2.26 per outstanding share.

Of Note

Subsequent to this Earnings Release and upon opening of the trading window, the directors and corporate officer intend to purchase an aggregate of approximately 100,000 shares directly from BASi at the closing price of the shares on August 16, 2012.

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the quarter. To participate in the call, dial 866.356.3377, passcode #74116414 at least five minutes before the start of the call. A simultaneous webcast may be accessed from the Investors tab at www.BASInc.com The webcast will be available for replay after 2:00 p.m. EDT at this same Internet address. For a telephone replay, dial 888.286.8010, passcode #82923344 after 2:00 p.m. EDT.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with accounting principles generally accepted in the United States (GAAP). The non-GAAP financial measures are EBITDAR. EBITDAR refers to financial performance measures that exclude certain income statement line items, such as interest, taxes, depreciation, amortization, and restructuring charges and/or exclude certain non-cash expenses as permitted by our credit agreements, such as stock-based compensation.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that these non-GAAP financial measures, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company’s results and may facilitate a fuller analysis of the Company’s results, particularly in evaluating performance from one period to another. Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Non-GAAP Reconciliation

A reconciliation of reported results to adjusted results is included in this press release, which is also posted on BASi’s website: www.BASInc.com.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.

[SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS]

BIOANALYTICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2012	2011	2012	2011
Service revenue	$5,200	$6,737	$16,090	$19,326
Product revenue	1,986	1,741	5,578	5,665

Total revenue	7,186	8,478	21,668	24,991

Cost of service revenue	4,270	5,043	14,592	14,544
Cost of product revenue	857	690	2,392	2,189

Total cost of revenue	5,127	5,733	16,984	16,733

Gross profit	2,059	2,745	4,685	8,258

Operating expenses:
Selling	741	816	2,735	2,275
Research and development	113	127	453	350
General and administrative	1,122	1,321	4,356	3,964

Total operating expenses	1,976	2,264	7,544	6,589

Restructuring charges	623	--	687	--

Operating income (loss)	(540)	481	(3,547)	1,669

Interest expense	(172)	(70)	(540)	(473)
Other income	8	7	8	15
Income (loss) before income taxes	(704)	418	(4,079)	1,211

Income taxes	--	--	--	--

Net income (loss)	$(704)	$418	$(4,079)	$1,211

Other comprehensive income (loss):
Foreign currency translation adjustment	(17)	(17)	4	(4)

Comprehensive income (loss)	$(721)	$401	$(4,075)	$1,207

Basic net income (loss) per share	$(0.10)	$(0.65)	$(0.58)	$(0.58)
Diluted net income (loss) per share	$(0.10)	$(0.65)	$(0.58)	$(0.58)

Weighted common shares outstanding:
Basic	7,259	5,911	7,079	5,247
Diluted	7,259	5,911	7,079	5,247

BIOANALYTICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30,	September 30,
	2012	2011
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$409	$2,963
Accounts receivable
Trade	3,672	4,073
Unbilled revenues and other	1,077	1,116
Inventories	1,745	1,636
Refundable income taxes	6	--
Prepaid expenses	328	585

Total current assets	7,237	10,373

Property and equipment, net	20,021	20,399
Goodwill	1,383	1,383
Intangible assets, net	31	54
Debt issue costs	53	75
Other assets	56	62
Total assets	$28,781	$32,346

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$2,520	$1,764
Accrued expenses	2,036	1,762
Customer advances	3,632	3,571
Income tax accruals	16	56
Revolving line of credit	1,263	1,346
Current portion of capital lease obligation	494	613
Current portion of long-term debt	6,007	735
Total current liabilities	15,968	9,847

Capital lease obligation, less current portion	1,062	1,071
Long-term debt, less current portion	--	5,842

Shareholders' equity:
Preferred shares, authorized 1,000,000 shares, no par value:
1,685 Series A shares at $1,000 stated value issued and
outstanding at June 30, 2012 and 2,135 at September 30, 2011	1,685	2,135
Common shares, no par value: Authorized 19,000,000
shares; 7,276,976 issued and outstanding at June 30,
2012 and 6,945,631 at September 30, 2011	1,781	1,698
Additional paid-in capital	20,015	19,408
Accumulated deficit	(11,785)	(7,706)
Accumulated other comprehensive income	55	51

Total shareholders' equity	11,751	15,586

Total liabilities and shareholders' equity	$28,781	$32,346

BIOANALYTICAL SYSTEMS, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

GAAP Net income (loss)	$(704)	$418	$(4,079)	$1,211

Addback: Interest expense	172	70	540	473
Income taxes	--	--	--	--
Depreciation and amortization	579	525	1,724	1,574
Restructuring expenses	623	--	687	--
Stock option expense	46	48	119	123

NONGAAP EBITDAR	$716	$1,061	$(1,009)	$3,381

EBITDAR -- Earnings before interest, taxes, depreciation, amortization, restructuring charges and stock option expenses.